For Immediate Release

October 27,2008

For information, contact:

Albert A. Riederer

Phone 816-590-7315

albert@riedererlaw.com

Purchase of Brooke Insurance Announced

A partnership of banking and insurance professionals has made an offer to purchase Brooke Insurance, signaling a possible revitalization of the Kansas-based company, it was announced by Albert Riederer today. Riederer is the Special Master appointed by the U.S District Court to oversee Brooke’s finances during pending litigation between Brooke and the Bank of New York.

The sale to New Brooke Ltd LLC encompasses all of Brooke Insurance’s operations at its home office in Phillipsburg, Ks. and its Overland Park office, as well as the nationwide network of Brooke agents.

According to Riederer, the transfer of ownership is a positive step for the company. “These buyers have the impressive insurance experience and financial backing it will take to really make this work going forward and will give Brooke time to work on the financial issues that were the cause of the litigation,” he said.

Principals of New Brooke Ltd. LLC, the buyer, are Lysle Davidson of Johnson City, Ks. and Terry Nelson of Long Island, Ks.

Davidson has more than 20 years of experience in the insurance industry. He founded and operates Western Shelter Insurance, Inc. in Johnson City, as well as several other business interests.

Nelson brings more than 30 years of banking and business experience to the partnership. He currently serves as CEO of a vertically-integrated agriculture operation in Long Island and is vice chairman of First State Bank in Norton, Ks.

Riederer pointed out that the transaction offers opportunities for franchisees currently with Brooke. Nelson and Davidson intend to work with Brooke’s employees, agents and insurance companies to provide outstanding services to Brooke clients across the country.

The sale is subject to approval by the federal court, and the new owners are moving to complete that process as quickly as possible.

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